Exhibit (c)(8)

November 20, 2012

This presentation was prepared by J.P. Morgan and Lazard Frères & Co. LLC (the “Advisors”) exclusively for the benefit and internal use of their client, the Special Committee of the Board of Directors (the “Special Committee”) of CNH Global N.V. (together with its subsidiaries, the “Company”), in order to assist the Special Committee in evaluating, on a preliminary basis, a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by the Advisors. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of the Advisors. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise.

The information in this presentation is based upon management forecasts supplied to us the Company and Fiat Industrial S.p.A. (together with its subsidiaries, “Fiat Industrial”) and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. Any views or estimates of the Advisors set forth herein should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Special Committee, the Company or Fiat Industrial, or which was otherwise reviewed by us. With respect to financial forecasts, we have assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company and Fiat Industrial as to the future financial performance of the Company or Fiat Industrial. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company. The Advisors make no representations as to the actual value which may be received in connection with a transaction nor the legal, tax or accounting effects of consummating a transaction.

Notwithstanding anything herein to the contrary, the Special Committee, the Company and each of its representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Special Committee relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Special Committee by the Advisors.

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Agenda

Summary of recent developments and due diligence updates

•	On October 25th, certain Special Committee members met with Sergio Marchionne who indicated a potential revised offer of 3.828x NewCo shares plus a $6-7 special cash dividend per CNH share

•	On October 31st, the Special Committee responded to FI with a counter-proposal of $55 per share

•

On November 5th, FI and its advisors presented a term sheet with revised terms: 3.828x exchange ratio (then worth approximately $41.50) and a $7.50 special cash dividend payable prior to year-end (if practicable), with a 22-day post-closing put option at $41.50 in cash for the stock component

•	The Special Committee requested that the offer be improved and, on November 12th, Sergio Marchionne revised the terms of the post-closing put option from $41.50 to $42.50

•

The Special Committee responded by requesting that the value of the proposal also be raised by $1.00, either through an increase of the special cash dividend or the exchange ratio; the request was rejected by Sergio Marchionne

•	On November 19th, FI submitted a “best and final offer” via public press release: 3.828x exchange ratio and a $10.00 special cash dividend payable prior to year-end (with no post-closing put option)

•

Since the October discussions with the Special Committee, further diligence has resulted in additional perspective on the proposed FPT price increase and understanding from CNH Management that a portion of the intersegment receivables would not be available as liquid cash equivalent

•	The revised valuation analysis also reflects updated Street cases (given recent quarterly earnings announcements), current public market multiples and benchmarking

Summary of proposed terms of revised offer

Structure	• FI and CNH to combine into a new holding company (“NewCo”) organized in The Netherlands

Consideration	• 3.828 NewCo shares for each CNH share

• $10.00 special dividend

• Special dividend to be paid prior to year end to the extent practicable

• The equivalent dividend to FI will be deferred and paid only if the merger is not completed by the drop-dead date

Governance

•       NewCo to implement a loyalty voting structure allowing shareholders that participate in the shareholder’s meeting of FI or CNH to be entitled to two votes per share as long as shares are held until closing or if new a shareholder continuously holds shares of NewCo for at least three years; shares entitled to two votes will revert to single-vote shares if transferred by holder

Listing	• NewCo to be listed on the NYSE (FI currently listed in Milan; CNH on the NYSE); secondary listing potentially on European exchange (to be determined)

Key closing conditions

•       Approval by CNH shareholders (assured by FI vote; no “majority of the minority” proposed) and by FI shareholders; regulatory approval; NYSE listing approval; no substantial creditor opposition under Italian or Dutch law; €250mm cap on exercise of withdrawal rights and creditor rights

Expected closing	• ~5 months from signing to closing (preliminary estimate by FI legal counsel)

Other	• The revised offer will expire at 11:59pm on November 21, 2012

• Offer to be withdrawn unless Special Committee is prepared to recommend the terms of FI’s final offer in their entirety and the parties enter into a definitive merger agreement by November 25, 2012

Illustrative value to CNH shareholders

Source: FactSet.

Note: Assumes FX rate of 1.28 on 11/19/12.

Valuation considerations — new items

(1)	Based on proposed FPT price increase per FI Management projections as provided on 09/17/2012 and as presented on 10/4/2012; FPT pricing scenario here defined as 50% of proposed FPT price increase with 75% pass-through to CNH customers, per Management and Special Committee guidance.

CNH — updated valuation summary

Including new items

Note: Total number of shares assumes 240m outstanding common shares and dilution from stock options and RSUs using the treasury stock method (share counts as of December 31, 2011).

(1)	WACC range of 9.5% to 10.5%. PGR range of 1.5% to 2.5%. Valuation date as of 12/31/2012.
(2)	Assumes 04-04-2012 is “unaffected” date.
(3)	Based on Street 2013E EBITDA.

FI — updated valuation summary

Including new items

Note: EUR to USD exchange rate of 1.25. NOSH based on common shares outstanding of 1,223m (no outstanding options at FI level).

(1)	WACC range of 10.0% to 11.0%. PGR range of 1.5% to 2.5%. Valuation date as of 12/31/12.
(2)	Assumes 04-04-2012 is “unaffected” date.
(3)	Based on Street 2013E EBITDA.

Implied exchange ratio — analysis with $10.00 dividend

Including new items

Note: Assumes EUR to USD foreign exchange rate of 1.25.

Unless otherwise noted, analysis excludes FPT proposed price increase.

(1)	FPT pricing scenario defined as 50% of proposed FPT price increase with 75% pass-through to CNH customers, per Management and Special Committee guidance.

Adjusted for portion of intersegment notes receivable that constitute a run-rate funding source at Financial Services, per Management and Special Committee guidance.

Agenda

CNH analysis at various prices

## $m

| | | Current [1] | Proposed | Illustrative exchange ratios | | | | | |
|---|---|---|---|---|---|---|---|---|---|
| | | 4.3316x | 3.828x | 4.0000x | 4.2000x | 4.4000x | 4.6000x | 4.8000x | 5.0000x |
| **Premium** | | | | | | | | | |
| "Unaffected" exchange ratio (March to April) | 3.828x | *13.2%* | *0.0%* | *4.5%* | *9.7%* | *14.9%* | *20.2%* | *25.4%* | *30.6%* |
| Exchange ratio on proposal (5/30/2012) | 4.0605x | *6.7%* | *(5.7%)* | *(1.5%)* | *3.4%* | *8.4%* | *13.3%* | *18.2%* | *23.1%* |
| Current exchange ratio (11/19/12) | 4.3316x | *0.0%* | *(11.6%)* | *(7.7%)* | *(3.0%)* | *1.6%* | *6.2%* | *10.8%* | *15.4%* |
| Total consideration ($m) | | $1,775 | $1,590 | $1,653 | $1,727 | $1,801 | $1,877 | $1,955 | $2,034 |
| Premium to unaffected ($m) | | $169 | $0 | $57 | $125 | $193 | $261 | $331 | $401 |
| **Share price** | | | | | | | | | |
| *Memo: Implied share price* | | *$45.74* | *$40.42* | *$42.24* | *$44.35* | *$46.46* | *$48.57* | *$50.69* | *$52.80* |
| *Memo: Implied share price with dividend* | $10.00 | *$55.74* | *$50.42* | *$52.24* | *$54.35* | *$56.46* | *$58.57* | *$60.69* | *$62.80* |
| Current share price (11/19/12) | $45.74 | *21.9%* | *10.2%* | *14.2%* | *18.8%* | *23.4%* | *28.1%* | *32.7%* | *37.3%* |
| 52 week high | 47.74 | *16.8%* | *5.6%* | *9.4%* | *13.8%* | *18.3%* | *22.7%* | *27.1%* | *31.5%* |
| 4/4/12: Day before Sergio's comment | 39.65 | *40.6%* | *27.2%* | *31.7%* | *37.1%* | *42.4%* | *47.7%* | *53.1%* | *58.4%* |
| 5/29/12: Day before proposal announcement | 41.25 | *35.1%* | *22.2%* | *26.6%* | *31.8%* | *36.9%* | *42.0%* | *47.1%* | *52.2%* |
| Total diluted shares outstanding | | 243.8 | 243.4 | 243.6 | 243.7 | 243.8 | 243.9 | 244.1 | 244.3 |
| **Equity value** | | **$11,149** | **$9,840** | **$10,287** | **$10,807** | **$11,327** | **$11,849** | **$12,374** | **$12,898** |
| Industrial debt | | 4,355 | 4,355 | 4,355 | 4,355 | 4,355 | 4,355 | 4,355 | 4,355 |
| Industrial cash | | (5,856) | (5,856) | (5,856) | (5,856) | (5,856) | (5,856) | (5,856) | (5,856) |
| Less: Net debt (cash) | | (1,501) | (1,501) | (1,501) | (1,501) | (1,501) | (1,501) | (1,501) | (1,501) |
| Plus: Unfunded pensions & other OPEB | | 1,288 | 1,288 | 1,288 | 1,288 | 1,288 | 1,288 | 1,288 | 1,288 |
| Plus: Minority interest | | 67 | 67 | 67 | 67 | 67 | 67 | 67 | 67 |
| Less: Associates / JV | | (777) | (777) | (777) | (777) | (777) | (777) | (777) | (777) |
| Less: BV of financial services | | (2,256) | (2,256) | (2,256) | (2,256) | (2,256) | (2,256) | (2,256) | (2,256) |
| **Firm value** | | **$7,970** | **$6,661** | **$7,108** | **$7,628** | **$8,148** | **$8,670** | **$9,195** | **$9,719** |
| **Street FV/EBITDA** | | | | | | | | | |
| 2012E EBITDA | $1,678 | 4.8x | 4.0x | 4.2x | 4.5x | 4.9x | 5.2x | 5.5x | 5.8x |
| 2013E EBITDA | 1,722 | 4.6x | 3.9x | 4.1x | 4.4x | 4.7x | 5.0x | 5.3x | 5.6x |
| **Management FV/EBITDA** | | | | | | | | | |
| 2012E EBITDA | $1,691 | 4.7x | 3.9x | 4.2x | 4.5x | 4.8x | 5.1x | 5.4x | 5.7x |
| 2013E EBITDA | 1,610 | 5.0x | 4.1x | 4.4x | 4.7x | 5.1x | 5.4x | 5.7x | 6.0x |
| **Street P/E** | | | | | | | | | |
| 2012E PE | $1,109 | 10.1x | 8.9x | 9.3x | 9.7x | 10.2x | 10.7x | 11.2x | 11.6x |
| 2013E PE | 1,147 | 9.7x | 8.6x | 9.0x | 9.4x | 9.9x | 10.3x | 10.8x | 11.2x |
| **Management P/E** | | | | | | | | | |
| 2012E PE | $954 | 11.7x | 10.3x | 10.8x | 11.3x | 11.9x | 12.4x | 13.0x | 13.5x |
| 2013E PE | 925 | 12.1x | 10.6x | 11.1x | 11.7x | 12.2x | 12.8x | 13.4x | 13.9x |

Note: Management and street numbers exclude the impact of the proposed FPT price increase.

“Unaffected” exchange ratio as per Sergio Marchionne’s definition as the average exchange ratio from March-April.

(1)	Implied exchange ratio based on current FI price of €8.24 (or $10.56) as of 11/19/12; based on 11/19/12 FX rate of 1.28.

Cash conversion feature — value considerations

Source: Bloomberg and FactSet as of 11/19/2012.

[1]	Shading indicates theoretical valuation at 11/19/2012 FI share price; blue dotted box indicates theoretical valuation for an at-the-money put option.

Implied exchange ratio — sensitivity analysis with $7.50 dividend

Note: Assumes EUR to USD foreign exchange rate of 1.25.

Unless otherwise noted, analysis excludes FPT proposed price increase.

(1)	FPT pricing scenario defined as 50% of proposed FPT price increase with 75% pass-through to CNH customers, per Management and Special Committee guidance. Adjusted for portion of intersegment notes receivable that constitute a “quasi-permanent” funding source at Financial Services, per Management and Special Committee guidance.

Implied exchange ratio — sensitivity analysis with $8.50 dividend

Note: Assumes EUR to USD foreign exchange rate of 1.25.

Unless otherwise noted, analysis excludes FPT proposed price increase.

(1)	FPT pricing scenario defined as 50% of proposed FPT price increase with 75% pass-through to CNH customers, per Management and Special Committee guidance. Adjusted for portion of intersegment notes receivable that constitute a “quasi-permanent” funding source at Financial Services, per Management and Special Committee guidance.

Implied exchange ratio — sensitivity analysis with $9.50 dividend

Note: Assumes EUR to USD foreign exchange rate of 1.25.

Unless otherwise noted, analysis excludes FPT proposed price increase.

(1)	FPT pricing scenario defined as 50% of proposed FPT price increase with 75% pass-through to CNH customers, per Management and Special Committee guidance. Adjusted for portion of intersegment notes receivable that constitute a “quasi-permanent” funding source at Financial Services, per Management and Special Committee guidance.

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